Exhibit 13(a)(5)

Proxy Voting Policy

It is the policy of the Fund to delegate the responsibility for voting proxies relating to portfolio securities held by the Fund to the Fund’s investment adviser (the “Adviser”) as a part of the Adviser’s general management of the Fund’s portfolio, subject to the continuing oversight of the Board. The Board hereby delegates such responsibility to the Adviser, and directs the Adviser to vote proxies relating to portfolio securities held by the Fund consistent with the duties and procedures set forth below. The Adviser may retain one or more vendors to review, monitor and recommend how to vote proxies in a manner consistent with the duties and procedures set forth below, to ensure that such proxies are voted on a timely basis and to provide reporting and/or record retention services in connection with proxy voting for the Fund.

The right to vote a proxy with respect to portfolio securities held by the Fund is an asset of the Fund. The Adviser, to which authority to vote on behalf of the Fund is delegated, acts as a fiduciary of the Fund and must vote proxies in a manner consistent with the best interest of the Fund and its shareholders. In discharging this fiduciary duty, the Adviser must maintain and adhere to its policies and procedures for addressing conflicts of interest and must vote proxies in a manner substantially consistent with its policies, procedures and guidelines, as presented to the Board.

The shall file an annual report of each proxy voted with respect to portfolio securities of the Fund during the twelve-month period ended June 30 Form N-PX not later than August 31 of each year.

Proxy Voting Procedures

The following are the procedures adopted by the Board for the administration of the policy:

Review of Adviser Proxy Voting Procedures. The Adviser shall present to the Board its policies, procedures and other guidelines for voting proxies at least annually, and must notify the Board promptly of material changes to such policies, procedures and guidelines.

Voting Record Reporting. The Adviser shall provide the voting record information necessary for the completion and filing of Form N-PX to the Fund at least annually. Such voting record information shall be in a form acceptable to the Fund and shall be provided at such time(s) as required for the timely filing of Form N-PX and at such additional time(s) as the Fund and the Adviser may agree to from time to time. With respect to those proxies that the Adviser has identified as involving a conflict of interest, the Adviser shall submit a separate report indicating the nature of the conflict of interest and how that conflict was resolved with respect to the voting of the proxy.

Record Retention. The Adviser shall maintain such records with respect to the voting of proxies as may be required by the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder or by the Investment Company Act of 1940, as amended, and the rules promulgated thereunder.

Conflicts of Interest. Any actual or potential conflicts of interest between the Fund’s principal underwriter or Adviser and the Fund’s shareholders arising from the proxy voting process will be addressed by the Adviser and the Adviser’s application of its proxy voting procedures pursuant to the delegation of proxy voting responsibilities to the Adviser. In the event that the Adviser notifies the officer(s) of the Fund that a conflict of interest cannot be resolved under the Adviser’s proxy voting procedures, such officer(s) are responsible for notifying the audit committee of the Board (the “Audit Committee”) of such irreconcilable conflict of interest and assisting the Audit Committee with any actions it determines are necessary.

Form N-PX. The Fund shall file an annual report of each proxy voted with respect to portfolio securities of the Fund during the twelve-month period ended June 30 on Form N-PX not later than August 31 of each year.

Disclosures.

The Fund shall include in its registration statement:

○	A description of this policy and of the policies and procedures used by the Adviser to determine how to vote proxies relating to portfolio securities; and

○	A statement disclosing that information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available without charge, upon request, by calling the Fund’s toll-free telephone number, or through a specified Internet address, or both, and on the Securities and Exchange Commission’s (the “SEC”) website.

The Fund shall include in its annual and semi-annual reports to shareholders:

○	A statement disclosing that a description of the policies and procedures used by or on behalf of the Fund to determine how to vote proxies relating to portfolio securities of the Fund is available without charge, upon request, by calling the Fund’s toll-free telephone number, through a specified Internet address, if applicable, and on the SEC’s website; and

○	A statement disclosing that information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available without charge, upon request, by calling the Adviser’s toll-free telephone number, or through a specified Internet address, or both, and on the SEC’s website at www.sec.gov.

The Board shall review and amend these Procedures as it deems necessary and advisable.

Proxy Voting

Rule 206(4)-6 under the Advisers Act prohibits a registered investment adviser from exercising voting authority with respect to client voting securities unless the adviser has adopted and implemented written Policies and Procedures that are reasonably designed to ensure that the adviser votes proxies in the best interests of its clients.

In addition, the adviser must describe its proxy voting Procedures to its clients and provide copies upon request, and must disclose to its clients how they may obtain information on how the adviser voted their proxies.

Rule 204-2 of the Advisers Act requires a registered investment adviser to retain certain records in connection with the proxy voting Procedures adopted by Ares.

Ares focuses primarily on fixed income securities and bank debt, but clients may also acquire voting securities. In instances where a client owns equity securities in which it has the right to vote via shareholder proxy (each a “Voting Security”), Ares generally retains proxy voting authority with respect to these Voting Securities. Ares recognizes that proxy voting is an important right of shareholders and that reasonable care and diligence must be undertaken to ensure that such rights are properly and timely exercised.

Accordingly, Ares has adopted the following Proxy Voting Policies and Procedures for the purpose of complying and implementing compliance with Rules 206(4)-6 and 204-2.

Proxy Voting Policies

Where Ares has been granted discretion by a Client to exercise by proxy the voting rights of securities beneficially owned by such Client (the “Client Securities”), Ares will exercise all voting rights delegated to us by the Client with respect to Client Securities, except as provided in this Manual.

In determining how to vote, investment professionals of Ares will consult with each other, taking into account the interests of each Client and its Investors as well as any potential conflicts of interest. In general, Ares will vote proxies in accordance with the guidelines set out below, which are designed to maximize the value of Client Securities (the “Guidelines”), unless any of the following is true:

•	Ares’ agreement with the Client requires it to vote proxies in a certain way

•	Ares has determined otherwise due to the specific and unusual facts and circumstances with respect to a particular vote

•	the subject matter of the vote is not covered by the Guidelines

•	a material conflict of interest is present

•	Ares finds it necessary to vote contrary to the Guidelines to maximize Investor value or the best interests of the Client

In the absence of Guidelines with respect to a particular matter, Ares will vote proxies so as to maximize the economic value of the Client Securities and otherwise serve the best interests of each Client. Ares will follow the Procedures with respect to conflicts of interests described below.

Proxy Voting Procedures

Voting Client Proxies

Subject to the Proxy Voting Policies stated above, Ares will generally use the following guidelines in reviewing proxy issues:

•	Elections of Directors In general, Ares will vote in favor of the management-proposed slate of directors. If there is a proxy fight for seats on the board of directors of an issuer of Client Securities (an “Issuer”) or Ares determines that there are other compelling reasons for withholding the Client’s vote, it will determine the appropriate vote on the matter. Among other reasons, Ares may withhold votes for directors when any of the following are true:

-	Ares believes a direct conflict of interest exists between the interests of a director and the stockholders

-	Ares concludes that the actions of a director are unlawful, unethical, or negligent

-	Ares believes a director is entrenched or dealing inadequately with performance problems or is acting with insufficient independence between the board and management

-	Ares believes that, with respect to directors of non-US issuers, there is insufficient information about the nominees disclosed in the proxy statement

•	Appointment of Auditors As Ares believes that an Issuer remains in the best position to choose its independent auditors, Ares will generally support management’s recommendation in this regard.

•	Changes in Capital Structure Changes in the charter or bylaws of an Issuer may be required by state or federal regulation. In general, Ares will cast a Client’s votes in accordance with the management on such proposals. However, Ares will consider carefully any proposal regarding a change in corporate structure that is not required by state or federal regulation.

•	Corporate Restructurings; Mergers and Acquisitions As Ares believes that proxy votes dealing with corporate reorganizations are an extension of the investment decision, Ares will analyze such proposals on a case-by-case basis and vote in accordance with its perception of each Client’s interests.

Ares Global Ethics and Compliance Manual — September 6, 2016 — Page 51

•	Proposals Affecting Shareholder Rights Ares will generally cast a Client’s votes in favor of proposals that give shareholders a greater voice in the affairs of an Issuer and oppose any measure that seeks to limit such rights. However, when analyzing such proposals, Ares will balance the financial impact of the proposal against any impairment of shareholder rights as well as of the client’s investment in the Issuer.

•	Corporate Governance As Ares recognizes the importance of good corporate governance, Ares will generally favor proposals that promote transparency and accountability within an Issuer.

•	Anti-Takeover Measures Ares will evaluate, on a case-by-case basis, any proposals regarding anti-takeover measures to deter- mine the measure’s likely effect on shareholder value dilution.

•	Stock Splits Ares will generally vote with management on stock split matters.

•	Limited Liability of Directors Ares will generally vote with management on matters that could adversely affect the limited liability of directors.

•	Social and Corporate Responsibility Ares will review proposals related to social, political, and environmental issues to deter- mine whether they may adversely affect shareholder value. Ares may abstain from voting on such proposals where they do not have a readily determinable financial impact on shareholder value.

•	Executive and Directors Compensation Ares will evaluate, on a case-by-case basis, any proposals regarding stock option and compensation plans. We will generally vote against any proposed plans that may result in excessive transfer of shareholder value, that permit the repricing of underwater options, or that include an option exercise price that is below the market price on the day of the grant. We will generally vote for proposals requiring top executive and director compensation for “golden parachutes” to be submitted for shareholder approval.

Some examples of potential conflicts of interest include:

•	Ares provides investment advice to an officer or director of an issuer and Ares receives a proxy solicitation from that issuer, or a competitor of that issuer

•	an issuer or some other third party offers Ares or an Associate compensation in exchange for voting a proxy in a particular way

•	an Associate or a member of an Associate’s household has a personal or business relationship with an issuer

•	an Associate has a beneficial interest contrary to the position held by Ares on behalf of its clients

•	Ares holds various classes and types of equity and debt securities of the same issuer contemporaneously in different Client portfolios

•	any other circumstance where Ares’ duty to service its Clients’ interest could be compromised

Recordkeeping

An officer of Ares will retain the following records pertaining to these proxy voting Policies and Procedures in accordance with Rule 204-2 under the Advisers Act:

•	proxy voting Policies and Procedures

•	all proxy statements received (or Ares may rely on proxy statements filed on the EDGAR system of the SEC)

•	records of votes cast

•	records of requests for proxy voting information by Clients and a copy of any written response by Ares to any Client request on how Ares voted proxies on behalf of the requesting Client

•	any specific documents prepared or received in connection with a decision on a proxy vote

If Ares uses an outside service, it may rely on such service to maintain copies of proxy statements and records, so long as the service will provide a copy of such documents promptly upon request.

Disclosure

Ares will inform each Client of the proxy voting Policies and Procedures described here. Ares will inform each client of any changes in Ares’ proxy voting Policies and Procedures, and upon request Ares will promptly provide to a Client a copy of Ares’ proxy voting Policies and Procedures as then in effect. A description of the proxy voting Policies and Procedures and the availability of a copy to a Client upon request are set forth in Ares’ Form ADV Part 2A.

Conflicts of Interest

If a potential conflict of interest exists, Ares may choose to resolve the conflict by following the recommendation of a disinterested third party, by seeking the direction of each affected Client (which direction will be sought from the independent directors of ARCC where it is the affected Client) or, in extreme cases, by abstaining from voting. In any event, Ares will not delegate its voting authority to any third party, although it may retain an outside service to provide voting recommendations and to assist in analyzing votes.

Ares Global Ethics and Compliance Manual — September 6, 2016 — Page 52